Exhibit 10.110
EXECUTION COPY
TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT, dated as of May 4, 2010 (“Effective Date”), by and between Carter Holt Harvey Limited (“CHH”) and Evergreen Packaging Inc. (“Evergreen”) (this “Agreement”).
     WHEREAS, Evergreen is contemporaneously with the execution and delivery of this Agreement being sold by subsidiaries of Service Provider to Reynolds Group Holdings Inc. (the “Buyer”);
     WHEREAS, Buyer and Evergreen desire in connection with the aforementioned transaction that the Service Provider (as defined below) provide the services identified on Schedule I hereto (“Services”) to Evergreen and its affiliates engaged in the beverage packaging business (Evergreen, together with such affiliates, the “Service Receivers”) pursuant to the terms of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements below, and intending to be legally bound, the parties agree as follows:
     Section 1. Definitions
     In this Agreement, the following terms shall have the following meanings.
     “Hart Group” means (i) Graeme Hart, (ii) his spouse and members of his immediate family (including siblings, children, grandchildren and children and grandchildren by adoption) and (iii) in the event of incompetence or death of any of the persons described in clauses (i) and (ii) hereof, such person’s transferee by will, estate, executor, administrator, committee or other personal representative.
     “GST” means taxes payable pursuant to the GST Act.
     “GST Act” means the New Zealand Goods and Services Tax Act 1985.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Recipient” has the meaning set forth in Section 8(a).
     “Required Consents” means any consent, waiver, permit or sublicense required under the terms of any agreement between the Service Provider and a third party in order for the Service Provider to provide the Services.
     “Service Provider” means CHH or any of its affiliates (other than any Service Receiver) providing the Services pursuant to this Agreement.

     “Service Receiver Data” means all of the data provided by the Service Receiver or created by or for the Service Provider solely on behalf of the Service Receiver that is used by the Service Provider in relation to the provision of the Services, including employee information, customer information, product details and pricing information.
     “Supplier” has the meaning set forth in Section 8(a).
     “Taxable Supply” shall have the meaning given to it in the GST Act.
     Section 2. Services; Parties’ Obligations
          (a) Commencing on the Effective Date, the Service Provider shall provide the Services to the Service Receiver in accordance with this Agreement.
          (b) If, after the execution of this Agreement, a Service Receiver determines that a service is provided to it by one of the Service Providers as of the Effective Date, but such service was inadvertently omitted from the applicable Schedule, the Service Receiver shall so notify the Service Provider and such omitted service shall be added by amendment to Schedule I, with reasonable adjustments to pricing (which shall in any event be determined using the same methodology as for the other Services hereunder) and term as might be appropriate under the circumstances.
          (c) The Service Receiver may request an additional service by providing the Service Provider with reasonable prior written notice. The parties shall negotiate in good faith the provision of such additional service. If the parties reach agreement regarding the terms on which such service will be provided, Schedule I shall be amended by adding such additional service.
          (d) The Service Provider shall perform the Services (i) in a manner substantially consistent with its past practices, including as to nature, scope, volume, quality and timeliness, using at least the same standard of care that the Service Provider used in the six (6) months’ period immediately prior to the Effective Date in performing the Services for the business of the Service Receiver, and (ii) in compliance with all applicable laws.
          (e) The Service Provider will comply with all health and safety and other reasonable policies and procedures of the Service Receiver in providing the Services at the premises of the Service Receiver (to the extent such policies and procedures are identified to the Service Provider).
          (f) To the extent that CHH or Evergreen will not itself provide or receive, respectively, any Service because such Service is to be provided or received by another Service Provider and Service Receiver, respectively, then CHH and Evergreen shall be liable for the due and timely performance of the obligations hereunder by such Service Provider or Service Receiver, respectively.

     Section 3. Fees and Costs; Audit
          (a) The Service Receiver shall pay the Service Provider a fee equal to the Service Provider’s actual internal costs and expenses reasonably incurred in providing the Services, including, for the avoidance of doubt, the cost of the Service Provider’s personnel and employees providing the Services. The fee for a given Service shall be as set forth on Schedule I.
          (b) The Service Receiver shall reimburse the Service Provider for any actual third-party costs and expenses that the Service Provider reasonably incurs in providing the Services, including (i) the cost of any third-party software licenses required to perform the Services, and (ii) the services of any third-party consultants reasonably required to deliver the Services.
          (c) Within twenty-one (21) days of the last day of each calendar month, the Service Provider shall provide to the Service Receiver an invoice for the preceding month’s Services, which shall include (i) a description of the Services provided by the Service Provider to the Service Receiver for such month, (ii) the costs and expenses due in respect of such Services, which shall be a fixed amount (the “Fixed Amount”) based on budgeted costs plus the corresponding GST (if any), the cost of which shall be borne by the Service Receiver in accordance with Section 8, and (iii) reasonable documentation verifying such costs and expenses. The Fixed Amount shall be paid by the Service Receiver in full within fifteen (15) days of the Service Receiver’s receipt of the invoice to an account designated by the Service Provider.
          (d) Before March 31 of a given calendar year, the Service Provider shall conduct an annual adjustment of the Fixed Amounts paid by the Service Receiver during the preceding calendar year to adjust the actual costs and expenses incurred by the Service Provider in connection with the provision of the Services during such preceding year. If the adjustment discloses that the Service Receiver owes additional amounts to the Service Provider, the Service Receiver shall pay such amounts promptly after the receipt of the notice thereof from the Service Provider, such notice to be accompanied with reasonable documentation verifying such costs and expenses. Conversely, if the adjustment discloses that the Service Receiver has overpaid with respect to any Services, the Service Provider shall promptly return any such funds to the Service Receiver.
          (e) At the request and expense of the Service Receiver, the Service Provider shall permit the Service Receiver or its authorized representatives, at reasonable intervals and times and upon reasonable notice (but no more than once in any twelve (12)-month period), to examine the Service Provider’s books and records relating to the costs and expenses of the Services. If, as a result of such audit, the Service Receiver determines that:
     (i) the Service Provider has overcharged the Service Receiver, the Service Receiver shall notify the Service Provider thereof and the parties shall discuss in good faith the overcharged amount. If, within thirty (30) days of commencement of such discussion, the Service Provider does not agree with the overcharged amount, the dispute shall be resolved according to the procedures set forth in Section 5 hereof. If, on the other hand, the Service Provider agrees to the overcharged amount, the Service Provider shall pay promptly to the Service

Receiver the amount of the overcharge, plus interest at the rate per annum equal to the 90-Day Treasury Rate in effect on the date the audit is completed, calculated from the date of receipt by the Service Provider of the overcharged amount until the date of payment to the Service Receiver.
     (ii) the Service Provider has undercharged the Service Receiver, the Service Provider shall promptly invoice the Service Receiver and the Service Receiver shall promptly pay the additional amount due.
     Section 4. Representations; Disclaimer of Warranties
          (a) Each party warrants and represents to the other party that such party (i) has the legal capacity and authority to enter into this Agreement, to become legally obligated under the terms of this Agreement, and to perform its obligations under this Agreement, and (ii) will comply at all times during the term hereof with applicable laws associated with providing the Services hereunder.
          (b) EXCEPT AS PROVIDED IN THIS AGREEMENT, CHH MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE QUALITY OR CONDITION OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.
     Section 5. Project Managers; Resolution of Disputes
          (a) The parties shall each appoint a person to act as its project manager in relation to the Services (each, a “Project Manager”) to facilitate orderly provision and receipt of the Services and to deal with issues arising out of the performance of the Services and to hold preliminary discussions to resolve any claims or disputes (“Disputes”) in connection with the Agreement. The Project Manager for CHH will be Jonathan Iles, and the Project Manager for Evergreen will be Larry Shutzberg.
          (b) If the parties’ Project Managers are unable to resolve any Dispute during the 45-day period beginning on the date the Project Manager of a party receives written notice of the Dispute from the Project Manager of the other party, then the parties shall jointly submit the unresolved Dispute to Pat O’Connell (or his successor), or a person chosen by Pat O’Connell (or his successor), who shall act as an arbitrator to determine the Dispute as soon as practicable.
     Section 6. Ownership of Data
     The Service Receiver Data (including all intellectual property rights therein) shall be and shall remain the property of the Service Receiver. All other data, information and intellectual property used by the Service Provider in connection with provision of the Services shall remain property of the Service Provider.

     Section 7. Third-Party Arrangements
          (a) The Service Receiver acknowledges that the Services provided through third parties or using third-party information, systems, software and/or equipment are subject to the terms of applicable agreements between the Service Provider and such third parties, and the Service Receiver agrees to comply with such terms, provided they have been first disclosed to the Service Receiver in writing and relate to the Service Receiver’s use of the Services.
          (b) Subject to Section 7(c), the Service Provider shall grant to the Service Receiver a sub-license or sub-lease, as applicable, under rights it may have, if any, in such third party information, systems, software or equipment, but only to the extent it has the right to grant such sub-license or sub-lease.
          (c) To the extent that the Service Provider requires a Required Consent in order to provide the Services, including products and services under third-party procurement contracts, the Service Provider must use its commercially reasonable efforts to obtain any such Required Consent. In the event that the Service Provider is unable to obtain any such Required Consent, the parties will work together to agree upon a commercially reasonable alternative arrangement.
     Section 8. Goods and Services Tax
          (a) If one party (“Supplier”) makes a Taxable Supply to another party (“Recipient”) pursuant to this agreement, then the Recipient will pay to the Supplier, in addition to, in the same manner and at the same time as, any other consideration that is payable to the Supplier for that supply, an amount equal to the GST on that supply and the Supplier will issue a tax invoice to the Recipient in respect of that supply.
          (b) Whenever section 25(1) of the GST Act applies, the Supplier must issue to the Recipient a credit note or debit note (as appropriate) and the Recipient must pay to the Supplier, or the Supplier must pay to the Recipient, an amount equal to the GST shown in that document.
          (c) If a party is entitled under this agreement to be reimbursed or indemnified by another party, the amount claimed by the party seeking reimbursement or indemnification must be net of any input tax credit or deduction from output tax to which the party seeking reimbursement or indemnification, or where that party is a member of a GST group under section 55 of the GST Act, the representative member of that group, is entitled.
     Section 9. Term; Termination and Effects of Termination
          (a) Subject to Section 8(c) or as otherwise indicated on Schedule I, this Agreement commences on the Effective Date and shall remain in effect with respect to a given Service (or part of a Service) until the Service Receiver terminates such Service (or part of a Service) in accordance with Section 8(b). Notwithstanding the foregoing, this Agreement (i) shall terminate from and after the date on which all or a portion of the equity interests of Evergreen or CHH or any parent entity of Evergreen or CHH is issued to or sold, assigned or otherwise transferred to any Person that is not controlled directly or indirectly by the Hart Group,

(ii) shall terminate with respect to a given Service Receiver (other than Evergreen), from and after the date on which all or a portion of the equity interests of such Service Receiver is issued to or sold, assigned or otherwise transferred to any Person that is not controlled directly or indirectly by the Hart Group and (iii) shall terminate, with respect to a given Service, from and after the date on which all or a portion of the equity interests of the Service Provider providing such Service (other than CHH) is issued to or sold, assigned or otherwise transferred to any Person that is not controlled directly or indirectly by the Hart Group. Upon termination of this Agreement under this Section 8(a), any Service Receiver may elect to continue receiving the Services from the Service Providers for a period of up to six (6) months, in which case the following Sections shall survive any such termination during such six (6)-month period: Sections 2(e)-(f); Section 3; Section 5(b); Section 7; and Sections 8(b)-(c).
          (b) The Service Receiver may discontinue a particular Service, or part of a Service, by giving the Service Provider (i) (10) ten days’ prior written notice or (ii) such notice as required under the terms of the third-party agreement pursuant to which such Service (or part thereof) is being provided; provided, however, if any Service Receiver intends to terminate a particular Service (or part thereof) because such Service Receiver wishes to receive such Service (or part thereof) from a third party and the Service Provider reasonably determines that it would incur costs that would not have been incurred but for such Service termination, the Service Receiver shall bear all such costs. The Service Receiver will not be obliged to pay any further costs or expenses in respect of any such discontinued Services or part of a Service.
          (c) In the event that a party (“Defaulting Party”) commits a material breach of any of the terms or conditions of this Agreement, which is not cured within ten (10) days after notice of such breach by the other party (“Notifying Party”), the Notifying Party may terminate this Agreement by giving notice in writing to the Defaulting Party (it being understood that a good faith dispute over an invoice shall not constitute a breach of this Agreement).
          (d) Upon termination or expiration of this Agreement, the Service Receiver shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration. In addition, each party shall, at the disclosing party’s option, return or destroy the Confidential Information of the other party and shall return any other property of the other party to that other party.
     Section 10. Limitation of Liability
          (a) Other than with respect to a party’s willful misconduct, negligence, or fraud, in no event shall a party’s liability under this Agreement exceed the total fees payable under this Agreement.
          (b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY, NOR ANY OF ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES (NOR ANY SUCCESSORS OR ASSIGNS OF SUCH PERSONS) SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR LOSS OF REVENUE) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, IN ANY WAY DUE TO, RESULTING FROM OR

ARISING IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT (INCLUDING NEGLIGENCE), CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, INDEMNIFICATION OR OTHERWISE AND REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE FORESEEABLE OR WHETHER A PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.
     Section 11. Notices
     All notices and other communications provided for herein shall be dated and in writing and in English and shall be deemed to have been duly given (x) on the date of delivery, if delivered personally or by facsimile, receipt confirmed, or (y) on the second following business day, if delivered by a recognized overnight courier service within the United States, or (z) on the fifth following business day, if delivered by international courier, in each case, to the party to whom it is directed at the following address (or at such other address as any party shall hereafter specify by notice in writing to the other party):
(a)	If to CHH to:

Rank Group Limited Level Nine 148 Quay Street P.O. Box 3515 Auckland, New Zealand Attention: Helen Golding Facsimile: +61 2 9268 6671 E-mail: helen.golding@rankgroup.co.nz

(b)	If to Evergreen to:

Joseph B. Hanks Vice President & General Counsel Evergreen Packaging 5350 Poplar Avenue, Suite 600 Memphis, Tennessee 38119 USA +01-901-821-5363 (office) +01-901-821-5392 (fax)

with a copy to:

Rank Group Level Nine, 148 Quay Street P.O. Box 3515 Auckland, New Zealand Fax No.: +61 2 9268 6671 Attention: Helen Golding
     Section 12. Confidentiality of Information
          (a) All data and information disclosed between the Service Provider and the Service Receiver pursuant to this Agreement, including information relating to or received from third parties, is deemed confidential, except for information that: (i) is or subsequently becomes part of the public domain through no action of the receiving party, (ii) is subsequently received by the receiving party from a third party which has no obligation of confidentiality to the party disclosing the confidential information, or (iii) is independently developed by employees of the receiving party who have had no access to the confidential information disclosed hereunder (“Confidential Information”).
          (b) A party receiving Confidential Information of the other party will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information.
          (c) Notwithstanding Sections 12(a) and (b), Confidential Information may be disclosed by the receiving party:
     (i) to the receiving party’s affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any third parties engaged to provide the Services), auditors, consultants and financial advisers (collectively, “Agents”), provided that (x) the relevant Agent reasonably needs to know the information, and (y) receiving party ensures that such Agents comply with this Section 12; and
     (ii) as required by applicable laws, provided that, if reasonably practicable, written notice of such requirement shall be given promptly to the disclosing party so that it may take reasonable actions to minimize the extent of such disclosure, and the receiving party shall cooperate with the disclosing party as reasonably requested by the disclosing party in connection with such actions, at the expense of the disclosing party.
          (d) The receiving party shall notify the disclosing party in writing immediately upon discovery of any unauthorized use or disclosure of the disclosing party’s Confidential Information. If, at any time, the disclosing party determines that the receiving party has disclosed, or sought to disclose, the disclosing party’s Confidential Information in violation of this Agreement, that any unauthorized personnel of the receiving party has accessed the disclosing party’s Confidential Information, or that the receiving party or any of its personnel has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of the disclosing party’s Confidential Information, the disclosing party shall immediately terminate any such personnel’s access to its Confidential Information and immediately notify the receiving party. In addition, either party shall have the right to deny personnel of the other party access to such party’s Confidential Information upon notice to the other party in the event that such party reasonably and in good faith believes that such personnel pose a security concern. Each party will cooperate with the other party in investigating any apparent unauthorized access to or use of the other party’s Confidential Information.
     Section 13. Miscellaneous
          (a) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties shall negotiate in good faith to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that has the effect nearest to that of the provision being replaced.
          (b) Interpretation. The headings contained in this Agreement are solely for the purpose of reference, and shall not affect the interpretation of this Agreement. As used in this Agreement, (i) an “affiliate” of, or a person “affiliated” with, a specified person, is a person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and (ii) “including” shall mean including without limitation. No provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for preparation of this Agreement or any provision of it.
          (c) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or otherwise electronically) simultaneously in counterparts, each of which when executed will be deemed an original but all of which together will constitute one and the same instrument.
          (d) Entire Agreement. This Agreement and the Schedule referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          (e) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other party. Notwithstanding the foregoing, either party may without the consent of the other party assign any or all of its rights hereunder to any of its affiliates.
          (f) Governing Law; Jurisdiction. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies. Each of the parties irrevocably and unconditionally submits itself and its property to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing.
          (g) Amendment; Waivers, etc. An amendment or variation of this Agreement must be in writing signed by the parties. Waiver of any right, power, authority, discretion or remedy arising on a breach of or default under this Agreement must be in writing and signed by the party granting the waiver. A party is not entitled to rely on the conduct of the other party or on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this Agreement or default under this Agreement as constituting a waiver of that right, power, authority, discretion or remedy.
          (h) Independent Contractor Status. The Service Provider shall be deemed to be an independent contractor to the Service Receiver. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Service Provider and the Service Receiver or between the Service Provider’s employees and the Service Receiver. The relationship created between the Service Provider and the Service Receiver pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. No party is now, shall become, or shall be deemed to be an agent or representative of the other party.
          (i) Survival. The following Sections and provisions shall survive any termination or expiration of this Agreement: Section 1, Section 4, Section 6, the last sentence of Section 9(a) (including the provisions set forth therein), the last sentence of Section 9(b), Section 9(d) and Sections 10-13.
          (j) Further Assurances. Each party must execute and deliver such documents and take such other action as may reasonably be required in order to consummate more effectively the transactions contemplated by this Agreement.
          (k) No Third-Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties and their respective successors and permitted assigns.
[REMAINDER OF PAGE INTENTIONALLY BLANK — SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CARTER HOLT HARVEY LIMITED
By:	/s/ Robert B. Bailey
	Name:	Robert B. Bailey
	Title:	Authorized Signatory

EVERGREEN PACKAGING INC.
By:	/s/ Robert B. Bailey
	Name:	Robert B. Bailey
	Title:	Authorized Signatory

[Signature Page to Services Agreement between CHH and Evergreen]

SCHEDULE I

Service	Monthly Fee (NZ$)
Infotech Basis support	10,560

Infotech Wintel support	4,945

Infotech Networks support	3,300